EXHIBIT (H)(2)

                               FIRST AMENDMENT TO
                ADMINISTRATIVE AND ACCOUNTING SERVICES AGREEMENT

      THIS FIRST AMENDMENT TO ADMINISTRATIVE AND ACCOUNTING SERVICES AGREEMENT (this "Amendment") is made as of this 31st day of March, 2007, between Thompson Plumb Funds, Inc., a Wisconsin corporation (the "Corporation"), and TIM Holdings, Inc., a Delaware corporation ("TIM").

                                   WITNESSETH

      WHEREAS, Corporation and TIM entered into an Administrative and Accounting Services Agreement, dated January 1, 2004 (the "Agreement"), pursuant to which the Corporation retains TIM to provide administrative and accounting services to the Corporation and its mutual fund series;

      WHEREAS, effective April 1, 2007, TIM and all its operations will merge with Thompson Investment Management LLC, a Delaware limited liability and wholly owned subsidiary of TIM (the "Merger"), with the surviving entity being named Thompson Investment Management, Inc.; and

      WHEREAS, Corporation and TIM wish to amend the Agreement to reflect the name change of TIM which will result from the Merger.

      NOW THEREFORE, in consideration of the premises and mutual covenants set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties hereto, the parties hereto agree as follows:

      1. Effective April 1, 2007, all references in the Agreement to "TIM Holdings, Inc., a Delaware corporation" are hereby replaced by "Thompson Investment Management, Inc., a Delaware corporation."

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      IN WITNESS WHEREOF, each of the parties hereto caused this Amendment to be executed on its behalf by its authorized officer as of the date first written above.

                                        THOMPSON PLUMB FUNDS, INC.


                                        By:
                                            ------------------------------------
                                            John W. Thompson, Chairman and
                                            Chief Executive Officer


                                        TIM HOLDINGS, INC.


                                        By:
                                            ------------------------------------
                                            John W. Thompson, President